 Exhibit 99.4

 All transactions listed below relate to purchases of Common Stock of
 Central Garden & Pet Company on November 29, 2007.

 SHARES  PRICE  SHARES BENEFICIALLY OWNED AFTER TRANSACTION

 2,000    4.51    10,000
   200    4.52    10,200
   800    4.53    11,000
   300    4.55    11,300
   900    4.56    12,200
   300    4.58    12,500
 1,100    4.59    13,600
 1,400    4.60    15,000
   300    4.61    15,300
 1,700    4.62    17,000
 2,300    4.64    19,300
 1,100    4.65    20,400
   100    4.66    20,500
 1,000    4.67    21,500
 1,400    4.68    22,900
   100    4.79    23,000